EXHIBIT 10.19

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of this 22nd day of December 2008, by and between the CHICAGO BOARD OPTIONS EXCHANGE (“Employer”) and EDWARD TILLY (“Employee”), to become effective December 31, 2008 (the “Effective Date”), is an amendment and restatement of the employment agreement previously entered into between Employer and Employee effective as of August 21, 2006 (the “Prior Agreement”).

WITNESSETH:

WHEREAS, Employer and Employee desire to amend, revise and restate the Prior Agreement;

WHEREAS, Employer desires that Employee continue to provide services for the benefit of the Employer and its affiliates and Employee desires to continue such employment with the Employer;

WHEREAS, Employer and Employee acknowledge that Employee will continue to be a member of the senior management team of the Employer and, as such, will continue to participate in implementing the Employer’s business plan;

WHEREAS, in the course of employment with the Employer, Employee has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates; and

WHEREAS, the Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)           Employer shall continue to employ Employee on the terms hereinafter set forth.  Employee shall continue to be employed as Executive Vice Chairman of Employer during the Term.  Employee shall perform such duties as may be prescribed for such office in the Constitution and Rules of Employer, and those consistent with the office of Executive Vice Chairman that may be assigned to him from time to time by the Chief Executive Officer and Chairman of the Board of Directors (“Board”) of Employer.

(b)           Employee agrees to devote his full business time and efforts to the affairs of Employer and to the performance of his duties as its Executive Vice Chairman.  In doing so, he agrees to conduct himself at all times in a manner consistent with the excellent reputation of Employer.

(c)           Employee agrees not to accept any membership on the board of directors of any private or public corporation without the prior written approval of the Board.  The Board will grant such approval if, in its discretion, such membership will present no conflict of interest or interference with Employee’s duties as Executive Vice Chairman of Employer.

2.             Term and Severance Payment.  This Agreement shall commence on the Effective Date and shall expire on December 31, 2009 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 5, 6, 7 or 8.  The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless Employer provides Employee, or Employee provides Employer, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.  The Initial Term and the Renewal Terms are collectively referred to herein as the “Term.” If either Employer or Employee elect not to renew the Term of this Agreement in accordance with this Section 2 and Employee thereafter continues in employment with Employer, Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of Employer.

3.             Compensation.  Employer shall pay to Employee for all services to be performed by Employee during the Term:

(a)           A Base Salary at the rate of $600,000 per annum.  Base Salary shall be payable in substantially equal regular installments in accordance with Employer’s practices for other senior executives, as such practices may be determined from time to time.  The Compensation Committee of the Board (“Committee”) shall review the rate of Base Salary in such manner and at such time as is applicable to other senior executives.  In no event shall Employee’s Base Salary be decreased below the Base Salary in effect as of the Effective Date.

(b)           In addition to the aforementioned annual Base Salary, Employee shall be eligible to participate in any bonus or incentive program applicable to other senior executives of Employer, other than the Chairman and the Chief Executive Officer, during the Term.  Any bonus or incentive payment for a fiscal year of Employer shall be payable to Employee as soon as practicable after the end of such year, and in any event no later than March 15 of the year immediately following the year in which it was earned.

(c)           Upon Employer’s adoption of a stock option or similar equity incentive plan, Employer shall grant Employee options to purchase shares of its common stock in amounts and subject to such terms as determined by the Board in its sole discretion.

(d)           All payments of Base Salary and bonus or incentive payment or severance payment, if any, shall be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Employee.

4.             Additional Benefits.

(a)           Membership and Business Expenses.  Employer will pay or promptly reimburse Employee for all the following:

(i)            all initiation fees, annual dues and membership expenses in one country club selected and joined by Employee in which membership is useful for or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such country club;

(ii)           all reasonable initiation fees, annual dues and membership expenses in one civic or lunch club selected by Employee in which membership is useful or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such civic or lunch club; and

(iii)          all reasonable business expenses incurred by Employee in the performance of his duties during the Term.

All amounts subject to reimbursement by Employer to Employee pursuant to this paragraph (a) shall be subject to an accounting by Employee and approval by Employer.

(b)           Benefit Plans.  During the Term, Employee shall be entitled to participate in, and receive benefits under, (i) any qualified or supplemental retirement, savings or deferred compensation plan, program or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the Term for its senior executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan.  The amount of any lump sum severance payment payable to Employee pursuant to any provision of this Agreement shall be deemed compensation for purposes of any such Benefit Plan; provided, however, that the amount of any such lump sum severance payment shall be deemed compensation for purposes of any tax-qualified Benefit Plan only to the extent permitted by the terms of such Benefit Plan and by applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder.

(c)           Vacations and Holidays.  Employee shall be entitled to five weeks paid vacation during each calendar year commencing during the Term.  Employee shall also be entitled to all paid holidays given by Employer to its other senior executives.

(d)           Insurance Benefits.  During the Term, Employee and his dependents shall be entitled to participate in, and receive benefits under, (i) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan or arrangement that Employer may make available in the future and during the Term for its senior executives (“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan.

(e)           Professional Services.  Employee shall be entitled to reimbursement from Employer for his expenses for professional services, including legal, accounting and investment advice, relating to his negotiations for employment and preparation of this Agreement, continued employment with Employer and the performance of duties and reporting obligations related to his employment with Employer, and management of personal finances, income tax advice, and estate planning advice.  The total reimbursable amount hereunder for each calendar year commencing or ending during the Term shall not exceed $10,000.

(f)            Parking.  Employer shall provide, without charge, a reserved automobile parking space for the exclusive use of Employee.  Such parking space is being provided at the request of Employer to facilitate the services rendered by Employee to Employer hereunder.

(g)           Reimbursements.  Except as otherwise provided herein, to the extent any reimbursements or in-kind benefit payments hereunder are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

5.             Termination.  For purposes of this Agreement, Employee’s employment with Employer shall be deemed to be terminated when Employee has a “separation from service” within the meaning of Section 409A of the Code, and references to termination of employment shall be deemed to refer a separation from service.

(a)           Termination For Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee with Employer at any time during the Term for “Cause”.  For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:

(i)            Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance which result in material harm to Employer;

(ii)           Employee shall intentionally disobey or disregard a lawful and proper direction of the Board or Employer;

(iii)          Employee shall materially breach this Agreement, and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof.  For purposes of this clause (iii), a material breach of this Agreement which involves inattention by Employee to his duties under this Agreement shall be deemed a breach capable of cure; or

(iv)          The Securities and Exchange Commission, the Employer or another regulatory or law enforcement authority institutes regulatory or law enforcement proceedings against the Employee or a firm with which the Employee previously was associated, which proceedings (regardless of the underlying merits) the Employer believes in its sole discretion could be detrimental to the Employer or its reputation.

Without limiting the generality of the foregoing, the following shall not constitute Cause for termination of Employee or the modification or diminution of any of his authority hereunder: (i) any personal or policy disagreement between Employee and Employer, or any member of Employer or its Board; or (ii) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in, and not opposed to, the best interest of Employer, and Employee has no reasonable cause to believe his conduct was unlawful.

Notwithstanding anything herein to the contrary, if Employer shall terminate the employment of Employee hereunder for Cause, Employer shall give at least 30 days prior written notice to Employee specifying in detail the reason or reasons for Employee’s termination.  If the employment of Employee is terminated by Employer for Cause, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination), shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for severance payments, to Employee under this Agreement.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

(b)           Termination Without Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause, at any time during the Term, as of a date at least 30 days after the date a written notice of such termination is delivered by Employer to Employee.  In such event, Employer shall pay to Employee within 30 days following the date of termination of employment (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) a pro-rated Bonus equal to the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal 365 (the “Pro-Rated Bonus”), and (iii) a lump sum cash severance payment in an amount equal to the sum of (A) two times Employee’s annual rate of Base Salary in effect on the date of termination and (B) two times the target bonus for the year in which Employee’s employment is terminated (such Base Salary and bonus payment to be referred to herein as the “Salary and Bonus Payment”).  Employer shall also pay Employee’s COBRA premiums (or an amount equal to

Employee’s COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of his employment if Employee elects such COBRA coverage and, at the end of such period, if Employee is eligible and elects to enroll in Employer’s retiree medical plan, if any, Employer shall pay Employee’s premiums for such coverage for a period of six (6) months; provided, that any payments or reimbursements for retiree medical plan premiums will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).  The foregoing notwithstanding, Employer’s obligation to pay the COBRA and retiree medical insurance premiums described in the preceding sentence (collectively, the “Insurance Premiums”) shall cease on the date Employee becomes eligible for coverage under another group health plan that does not impose pre-existing condition limitations on Employee’s coverage.  Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage may be provided to Employee or his dependents beyond that mandated by law.  (The Salary and Bonus Payment and the Insurance Premiums described in this Section 5(b) shall be referred to herein collectively as the “Severance Benefits”.)  Subject to Section 12 and Section 21 of this Agreement, the Salary and Bonus Payment shall be paid within thirty days following the termination of Employee’s employment.

(c)           Termination for Good Reason.  Employee may terminate his employment at any time during the Term for “Good Reason” as of a date at least 30 days after the date a written notice of such termination is delivered by Employee to Employer but within two years after the initial existence of the condition constituting Good Reason, unless the condition constituting Good Reason is fully corrected within 30 days after Employee gives Employer written notice thereof.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, without Employee’s express written consent:

(i)            Employer shall assign to Employee authorities (including officer titles), duties or responsibilities that are inconsistent in any material and adverse respect with Employee’s current authorities, duties or responsibilities with Employer (including any material and adverse diminution of such authorities, duties or responsibilities);

(ii)           Employer shall materially reduce the base compensation and benefits package of Employee;

(iii)          Employer shall require Employee to relocate his principal business office or his principal place of residence outside the Chicago metropolitan area, or assign to Employee duties that would reasonably require such relocation;

(iv)          Employer shall terminate, reduce or limit Employee’s participation in any bonus or incentive arrangement, Benefit Plan or Insurance Plan relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of Employer rather than a decision reasonably related to the level of job performance of Employee, provided, however, that such action with respect to Employee’s participation shall only constitute Good Reason under this Agreement if the action results in materially reducing the aggregate value of

Employee’s incentive compensation and benefits below their aggregate value as of the date hereof; or

(v)           Employer shall materially breach any of the terms of this Agreement.

A termination of Employee’s employment for Good Reason shall be effectuated by giving Employer written notice of the termination within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Employer that constitutes Good Reason and the specific provisions of this Agreement on which Employee relies.  Notwithstanding anything herein to the contrary, if Employee shall terminate his employment for Good Reason, Employer shall pay to Employee his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination or the date immediately prior to Employer’s actions described in subsections (ii) and (iv) above, whichever is greater) through the date of termination, the Pro-Rated Bonus and the Severance Benefits on the same terms and subject to the same conditions as described in Paragraph 5(b).

(d)           Voluntary Termination without Good Reason.  Employee may terminate his employment without Good Reason at any time during the Term as of a date at least 30 days after the date a written notice of such termination is delivered by Employee to Employer.  If the employment of Employee is terminated by Employee without Good Reason, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination), shall be paid to Employee through the date of his termination, and, except as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits, to Employee under this Agreement.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

6.             Death.  If Employee dies during the Term, Employer shall pay (i) Employee’s Base Salary (based on the annual rate in effect on the date of death) through the date of death, (ii) the Pro-Rated Bonus, and (iii) within 90 days following the date of death, the Salary and Bonus Payment to his beneficiary last designated by written instrument delivered by Employee to Employer prior to the date of death.  If no such designated beneficiary shall survive Employee, such amount shall be paid to Employee’s surviving spouse, or if none, to his lawful descendants per stirpes then living, or if none shall survive him, to the legal representative of his estate, or if none is appointed within 90 days of the date of his death, to his heirs at law under the laws of the state in which he is domiciled at the date of his death.  Any death benefit payable under this Section 6 is in addition to any other benefits due to Employee’s beneficiaries or dependents from Employer, under any Benefit Plan or Insurance Plan.  Except as otherwise provided in this Section 6, or in any Benefit Plan or Insurance Plan, Employer shall have no further obligations with respect to Employee or his beneficiaries or dependents under this Agreement following the date of his death.

7.             Disability.

(a)           If Employee is “Permanently Disabled” for a continuous period of six (6) months during the Term, Employer may terminate Employee’s employment under this Agreement upon 30 days prior written notice to Employee.  In such event Employer shall pay to Employee (i) his accrued but unpaid Base Salary (based on the annual rate in effect on the date of termination) through the date of termination, (ii) the Pro-Rated Bonus, and (iii) within 30 days following the date of such termination, the Salary and Bonus Payment.  The payment of the Salary and Bonus Payment shall be conditioned upon Employee’s execution of the Release as described in Section 12 of this Agreement.

(b)           For purposes of this Agreement, the term Permanently Disabled shall have the meaning set forth in the long-term disability policy or plan maintained by Employer for its senior executives then in effect, provided that the definition of a Permanent Disability applied under such a policy or plan is consistent with the definition of disability or disabled under Section 409A of the Code, and the regulations and guidance promulgated thereunder.  In the absence of such a policy or plan, disability or disabled shall have the meaning ascribed to such terms under Section 409A of the Code and the regulations and guidance promulgated thereunder.

(c)           Except as otherwise provided in this Section 7, and in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date of his disability.  Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

8.             Change in Control.

(a)           If during the eighteen (18) month period following a Change in Control that occurs during the Term of the Agreement (i) Employee is terminated by Employer or a successor employer without Cause or (ii) Employee terminates his employment with Employer for Good Reason, and in lieu of any payments to which Employee may otherwise be entitled under Section 5, Employee shall be paid (i) his accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, (ii) the Pro-Rated Bonus, and (iii) a lump sum severance payment in an amount equal to the sum of (A) three times Employee’s annual rate of Base Salary in effect on the date of termination and (B) three times the target bonus for the year in which Employee’s employment is terminated (the “Sale Payment”).  The Sale Payment shall be payable on the same terms and subject to the same conditions as described in Section 5(b) of this Agreement for the Salary and Bonus Payment.  In addition, Employee shall be entitled to the Insurance Premiums on the same terms and subject to the same conditions as described in Section 5(b) of this Agreement; provided, however, that Employer’s obligation to reimburse any retiree medical premiums shall be for a period of eighteen (18) months instead of six (6) months, subject to earlier termination on the terms as described in Section 5(b); provided, that any payments or reimbursements for retiree medical plan premiums will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).  For purposes of this Agreement, a “Change in Control” of Employer shall be deemed to occur on the effective time of (i) a merger or consolidation of Employer with one or more other corporations as a result of which holders of the outstanding capital stock of Employer entitled to vote for the election of directors (“Voting Stock”) of Employer immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of Employer other than to an entity of which Employer owns at least 50% of the Voting Stock.

(b)           In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Employee or Employer, by court decision, or by independent tax counsel described in paragraph (c) next below, that the aggregate amount of any payment made to Employee (1) under this Agreement, and (2) pursuant to any Benefit Plan, Insurance Plan or plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to the excise tax provisions of Section 4999 of the Code, or any successor section thereof, Employee shall be entitled to receive from Employer, in addition to any other amounts payable hereunder, a lump sum payment (the “Excise Tax Gross-Up Payment”) sufficient to cover the full cost of such excise taxes and Employee’s federal, state and local income and employment taxes on the Excise Tax Gross-Up Payment, so that the net amount retained by Employee, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Excise Tax Gross-Up Payment (at the highest applicable marginal rate of taxation for the applicable calendar years), shall be equal to the Total Payments.  The Total Payments shall be subject to any federal, state and local income and employment taxes thereon.  The Excise Tax Gross-Up Payment shall be made at the same time as the payments described in clauses (1) and (2) of this paragraph (b), provided that in no event will the Excise Tax Gross-Up Payment be made later than the end of Employee’s taxable year next following the Employee’s taxable year in which Employee remits the related taxes, in accordance with Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(1)(v) (or any similar or successor provision).

(c)           Employer and Employee shall mutually and reasonably determine the amount of the Excise Tax Gross-Up Payment to be made to Employee pursuant to the preceding paragraph (b). Prior to the making of any such Excise Tax Gross-Up Payment, either party may request a determination as to the amount of such Excise Tax Gross-Up Payment.  If such a determination is requested, it shall be made promptly, at Employer’s expense, by independent tax counsel selected by Employee and approved by Employer (which approval shall not be unreasonably withheld), and such determination shall be conclusive and binding on all parties.  Employer shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Employer’s expense to the extent that they deem necessary or advisable to enable them to reach a determination.  The term “independent tax counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party.  It is hereby agreed that neither Employer nor Employee shall engage any such firm as counsel for any purpose, other than to make the determination provided for herein, for three years following such firm’s announcement of its determination.

(d)           In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to paragraphs (b) and (c) of this Section 8, Employer shall pay to Employee, or Employee shall pay to Employer, as the case may be, the full amount necessary to make either Employee or Employer whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.  Notwithstanding the foregoing, in no event will the adjustment payment amount described in the preceding sentence be made later than the end of Employee’s taxable year next following the Employee’s taxable year in which the Internal Revenue Service makes such adjustment, in accordance with Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(1)(v) (or any similar or successor provision).

9.             Restrictive Covenant.  During the period of his employment and for a period of two years following a termination of Employee’s employment pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(b), 5(c), 5(d), 7 or 8, the Employee shall not:

(a)           singly, jointly, or in any other capacity, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any securities or futures exchange, alternative trading system or electronic communications network (including any derivatives market) providing for the trading of securities or futures derivatives, located in the United States or any other country, or any affiliate thereof, without the express written approval of the Chief Executive Officer and Chairman of the Board of Employer;

(b)           provide any service or assistance which (1) is of the general type of service or assistance provided by Employee to Employer, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above;

(c)           solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Employer (or was an employee of Employer during the year preceding such solicitation), nor solicit any of Employer’s then current employees (or an individual who was employed by or engaged by Employer during the year preceding such solicitation) to terminate employment or an engagement with Employer, nor agree to hire any then current employee (or an individual who was an employee of Employer during the year preceding such hire) of Employer into employment with himself or any company, individual or other entity; or

(d)           directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the term hereof, nor interfere with the relationships of Employer with its sources of business.

10.           Confidentiality.  Employee acknowledges that Employer may disclose secret or confidential information to Employee during the Term to enable him to perform his duties hereunder.  Employee agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of Employer, disclose to any person or entity any material or significant secret or confidential information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer.  This paragraph shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Employee by any law, regulation or order of any court or regulatory commission, department or agency.  Employee further agrees that if his employment by Employer is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears secret or confidential information of Employer.  For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, Employer’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public, the options industry or the commodities futures industry; provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee.

11.           Remedies.  Employee consents and agrees that if he violates any provisions of Sections 9 or 10 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 9 or 10.

If, at any time, Employee violates, to any material extent, any of the covenants or agreements set forth in Sections 9 or 10 of this Agreement, Employer shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of paragraph (a) of Section 5.

In the event that Employee is found to have breached any provision set forth in Section 9 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Employee was in violation of that provision.

12.           Release.  Notwithstanding anything herein to the contrary, as a condition to receiving severance payments under this Agreement, Employee agrees to execute a release of claims (in a form substantially similar to the form set forth in Exhibit A, which is attached hereto and made a part hereof) (the “Release”).  Employer shall deliver the Release to Employee within ten (10) days of Employee’s termination of employment.  No payments under this Agreement shall be made prior to the date that both (i) Employee has delivered an original, signed Release to the Employer and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that Employee had not yet delivered an original, signed Release (or the revocability period had not yet elapsed)

shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following Employee’s termination of employment.  If Employee does not deliver an original, signed Release to the Employer within forty-five (45) days after receipt of the same from the Employer, (i) Employee’s rights shall be limited to those made available to Employee as if Employee were terminated under Section 5(d) above, and (ii) the Employer shall otherwise have no obligation to pay or provide to Employee any amount or benefits described in this Agreement, or any other monies on account of the termination of Employee’s employment.

13.           Assignment.  Neither Employee nor Employer may assign this Agreement, except that Employer’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer’s business by purchase, merger, consolidation, or otherwise.

14.           Employee Assignment.  No interest of Employee or his spouse, dependent or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse, dependent or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

15.           Benefits Unfunded.  (i) All rights of Employee and his spouse, dependent or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder; (ii) neither Employee nor his spouse, dependent or any other beneficiary shall have any interest in or rights against any specific assets of Employer; and (iii) Employee and his spouse, dependent or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.

16.           Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

17.           Applicable Law.  This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws.

18.           Entire Agreement.  This Agreement contains the entire agreement between Employer and Employee, and supersedes any and all other previous agreements, written or oral, between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreement.  No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

19.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

20.           Severability.  The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one or more provisions in one or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable.  In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law.  The unenforceability of a provision in one instance shall not affect its enforceability in other instances.

21.           Compliance.

(a)           The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly.  The Agreement shall be construed and interpreted with such intent.  If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement.  Employer cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code.  Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A of the Code and Treasury Regulation § 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

(b)           Notwithstanding any provision to the contrary, to the extent Employee is considered a “specified employee” (as defined in Section 409A of the Code and Treasury Regulation § 1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six month period beginning on Employee’s date of termination that is not otherwise excluded under Section 409A of the Code under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to Employee until the earlier of the six month anniversary of Employee’s date of termination or Employee’s death and will be accumulated and paid on the first day of the seventh month following the date of termination.

22.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

23.           Notices.  Notices required under this Agreement shall be in writing and sent by personal delivery, or by registered U.S. mail, return receipt requested, to the following addresses, or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Employer:

Chicago Board Options Exchange

400 S. LaSalle Street

Chicago, Illinois 60605

Attention: Chief Executive Officer and Chairman of the Board

If to Employee:

Edward Tilly

417 Caesar Drive

Barrington, IL 60010

24.           Indemnity.  Employer shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is or was an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that Employee is or was an officer, employee or agent of Employer; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee or agent of Employer.  Employee shall also be indemnified under Employer’s Articles of Incorporation and By-Laws, and covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Employer currently carries for its other executives.

25.           Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Chicago Board Options Exchange

By:	/s/ William J. Brodsky	/s/ Edward Tilly
Title:	Chief Executive Officer and	Edward Tilly
Chairman of the Board of Directors

Exhibit A

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this          day of                         , 20    , to be effective as of                                                      (the “Effective Date”), by and between CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, a Delaware corporation (“CBOE”), and EDWARD TILLY, a resident of the State of Illinois (“Tilly”).

1.             In consideration of CBOE’s payment to Tilly of the severance pay and benefits described in the Amended and Restated Employment Agreement by and between CBOE and Tilly (the “Employment Agreement”), to which Tilly is not otherwise entitled and the sufficiency of which Tilly acknowledges, Tilly does hereby fully, finally and unconditionally release and forever discharge CBOE and CBOE’s former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Tilly’s past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to Tilly’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Tilly’s employment, the termination of Tilly’s employment, or any continuing effects of Tilly’s employment with OBOE.

2.             Tilly agrees not to sue CBOE or any of the Released Parties with respect to rights and claims covered by this Release.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Tilly will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.             Tilly has forty-five (45) days (until                             ) within which to consider this Release, although Tilly may accept it at any time within those forty-five (45) days.  Once Tilly has signed this Release, Tilly will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying CBOE, and specifically, Deborah Woods, Human Resources Department.  The ADEA portion of the Release will not be effective

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or enforceable until the seven (7) day revocation period has expired.  If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three (3) business days to rescind the entire Release by so notifying Tilly.

4.             Tilly agrees that he will continue to be governed by those obligations arising under Paragraphs 9, 10 and 11 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.             This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Tilly and his heirs, executors and administrators.

6.             This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

Dated:

Edward Tilly

Dated:	CHICAGO BOARD OPTIONS EXCHANGE, INC.

By:

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